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Exhibit (a)(1)(J)

IMPORTANT NOTICE TO
CA, INC. SAVINGS HARVEST PLAN ("CASH Plan")
PARTICIPANTS CONCERNING CA, INC. TENDER OFFER

August 16, 2006

Dear CASH Plan Participant:

        On August 16, 2006, CA, Inc. ("CA") announced that it will make an offer to its shareholders to purchase up to 40,816,327 shares of its common stock, $.10 par value per share, including the associated rights to purchase Series One Junior Participating Preferred Stock, Class A, under CA's Rights Agreement, dated June 18, 1991, as amended May 17, 1995, May 23, 2001 and November 9, 2001, at a price not less than $22.50 nor greater than $24.50 per share net to the seller in cash, without interest (the "Offer"). As a participant in the CASH Plan, you have the ability to invest all or a portion of your account in CA common stock. If any portion of your account is invested in CA common stock, you have the right to instruct Fidelity Management Trust Company ("Fidelity"), as trustee of the CASH Plan as to whether to tender all or any portion of your account invested in CA common stock. We have enclosed for your review the tender offer materials and Direction Form and recommend you carefully review these materials.

        In the event you elect to tender your shares, you will need to complete the enclosed Direction Form and return it to Fidelity's tabulator in the enclosed return envelope so that it is RECEIVED BY 4:00 p.m., New York City time, on Monday, September 11, 2006, unless the Offer is extended, in which case the deadline for receipt of instructions will be three business days prior to the expiration of the date of the Offer, if feasible.

        NOTE: As indicated in more detail below, whether or not you participate in the Offer:

  •
  as of 4:00 p.m., New York City time, on September 8, 2006, withdrawals, loans and distributions involving CA common stock in participant accounts will NOT be available for a period of time; and

  •
  as of 4:00 p.m., New York City time, on September 11, 2006, exchanges out of the CA common stock in a participant's CASH Plan account will NOT be available and all outstanding orders to sell CA common stock (e.g. good til cancelled, limit) will be cancelled.

        If you do not participate in the Offer, it is anticipated that these restrictions will be lifted as of 8:30 a.m., New York City time, on September 14, 2006 and you will again have access to all transactions normally available to CA common stock, subject to the terms of the CASH Plan. If you directed Fidelity to tender some or all of the shares in your CASH Plan Account and those directions can be followed as described in Terms of Participant Direction, the restrictions will continue for several additional days until Fidelity transfers the tendered shares into a separate stock fund within your individual CASH Plan account. Following this transfer, you will regain access to all exchanges out, loans, withdrawals and distributions for the non-tendered shares in your account. The shares transferred to separate fund will be frozen to all transactions other than those related to the processing of the Offer.

        Set forth below is a summary of the Offer, your rights under the CASH Plan and the procedures for completing and submitting the Direction Form. You should also carefully review the detailed explanation in the Offer to Purchase dated August 16, 2006 (the "Offer to Purchase") enclosed with this letter.

Background

        CA has made an offer to its shareholders to tender up to 40,816,327 shares of its common stock $.10 par value per share, including the associated rights to purchase Series One Junior Participating

Preferred Stock, Class A, under CA's Rights Agreement, dated June 18, 1991, as amended May 17, 1995, May 23, 2001 and November 9, 2001, for purchase by CA at a price no greater than $22.50 nor less than $24.50 per share net to the seller in cash without interest upon the terms and conditions set forth in the Offer to Purchase. CA will select the lowest purchase price (in increments of $.25) that will allow it to purchase 40,816,327 or, if a lesser number of shares are properly tendered, all shares that are properly tendered and not withdrawn. All shares acquired in the Offer will be acquired at the same purchase price regardless of whether the shareholder tendered at the lower price.

        The enclosed Offer to Purchase sets forth the objectives, terms, and conditions of the Offer and is being provided to all of CA's shareholders. To understand the Offer fully and for a more complete description of the terms and conditions of the Offer, you should carefully read the entire Offer to Purchase.

        The Offer extends to the shares held by the CASH Plan. As of August 11, 2006 the CASH Plan had approximately 5,715,530 shares allocated to participant accounts. Only Fidelity as trustee of the CASH Plan, can tender these shares in the Offer. However as a participant in the CASH Plan, you have the right to direct Fidelity whether or not to tender some or all of the CA shares attributable to your individual account and at what price or prices. Unless otherwise required by applicable law, Fidelity will tender shares attributable to participant accounts in accordance with participant instructions and Fidelity will not tender shares attributable to participant accounts for which it does not receive timely instructions. If you do not complete the enclosed Direction Form and return it to Fidelity's tabulator on a timely basis you will be deemed not to have participated in the Offer and no shares attributable to your CASH Plan account will be tendered. For any shares in the CASH Plan that are not credited to participants accounts, Fidelity will tender such shares in proportion to directions received from CASH Plan participants.

Terms of Participant Direction

        The Direction Form allows you to specify the percentage of the CA shares in your CASH Plan account that you wish to tender and the price or prices at which you want to tender such shares. As explained below, when Fidelity tenders CA shares on behalf of the CASH Plan, they may be required to tender shares on terms different from those set forth on your Direction Form.

        The Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the trust agreement between CA and Fidelity prohibits the CASH Plan from selling shares to CA for a price less than "adequate consideration" which is defined by ERISA for a publicly traded security as the price of the security prevailing on a national securities exchange. Unless otherwise required by law, Fidelity will determine "adequate consideration", based on the prevailing market price of the shares on NYSE on or about the date the shares are tendered by Fidelity (the "prevailing market price"). To determine the prevailing market price, Fidelity will look to the NYSE Official Close price as listed on nyse.com. Accordingly, depending on the prevailing market price of the shares on such date, Fidelity may be unable to follow participant directions to tender shares to CA at certain prices within the offered range. Fidelity will tender or not tender shares as follows:

  •
  If the prevailing market price is greater than the maximum tender price offered by CA ($24.50), Fidelity WILL NOT tender any shares in the Offer, despite participant directions to tender shares in the Offer.

  •
  If the prevailing market price is equal to or lower than the price at which you direct shares be tendered, Fidelity WILL FOLLOW YOUR DIRECTION both as to percentage of shares to tender and as to the price at which such shares are tendered.

  •
  If the prevailing market price is greater than the price at which you direct the shares to be tendered but within the range of $22.50 to $24.50, Fidelity WILL FOLLOW YOUR DIRECTION regarding the percentage of shares to be tendered, BUT will increase the price at which such shares are to be tendered to the lowest tender price that is not less than prevailing market price.

  •
  If the prevailing market price is within the range of $22.50 to $24.50 for all shares directed to be tendered at the "per share purchase price to be determined pursuant to the tender offer", Fidelity WILL FOLLOW YOUR DIRECTION, BUT ONLY IF it was to tender such shares at the lowest tender price that is not less than the prevailing market price.

        Unless otherwise required by applicable law, Fidelity will not tender shares for which it has received no direction or for which it has received a direction not to tender. Fidelity makes no recommendations as to the direction of the tender of the shares or whether to refrain from directing the tender of the shares. EACH PARTICIPANT OR BENEFICIARY MUST MAKE HIS OR HER OWN DECISION.

Confidentiality

        To assure the confidentiality of your decision, Fidelity and their affiliates or agents will tabulate the Direction Forms. Neither Fidelity nor their affiliates or agents will make your individual directions available to CA.

Procedure for Directing Trustee

        Enclosed is the Direction Form that should be completed and returned to Fidelity's tabulator. Please note that the Direction Form indicates the number of shares attributable to your individual account as of August 11, 2006. However, for purposes of the final tabulation, Fidelity will apply your instructions to the number of shares attributable to your account as of September 11, 2006, or as of a later date if the Offer is extended.

        If you do not properly complete the Direction Form or do not return it by the deadline specified, such shares will be considered NOT TENDERED.

        To properly complete the Direction Form, you must do the following:

  (1)
  On the face of the Direction Form, check Box 1 or 2. CHECK ONLY ONE BOX:

  •
  CHECK BOX 1 if you do not want the shares attributable to your individual account tendered for sale in accordance with the terms of the Offer and simply want the CASH Plan to continue holding such shares.

  •
  CHECK BOX 2 in all other cases and complete the table immediately below BOX 2. Specify the percentage (in whole numbers) of shares attributable to your individual account that you want to tender at each price indicated.

        You may direct the tender of shares attributable to your account at different prices. To do so, you must state the percentage (in whole numbers) of shares to be sold at each price by filling in the percentage of such shares on the line immediately before the price. Also, you may elect to accept the per share purchase price to be determined pursuant to the Offer, which will result in receiving the price per share as low as $22.50 or as high as $24.50. Leave a given line blank if you want no shares tendered at that particular price. The total of the percentages you provide on the Direction Form may not exceed 100%, but it may be less than 100%. If this amount is less than 100%, you will be deemed to have instructed Fidelity NOT to tender the balance of the shares attributable to your individual account.

  (2)
  Date and sign the Direction Form in the space provided.

  (3)
  Return the Direction Form in the enclosed return envelope so that it is received by Fidelity's tabulator at the address on the return envelope (PO Box 9175, Farmingdale NY 11735) not later than 4:00 p.m., New York City time, on September 11, 2006 unless the Offer is extended, in which case the participant deadline shall be prior to the expiration of the date of the Offer, if feasible. If you wish to return the form by overnight courier, please send it to Fidelity's tabulator at Tabulator, 60 Research Road, Hingham, MA 02043. Direction Forms submitted via facsimile will NOT be accepted.

        Your direction will be deemed irrevocable unless withdrawn by 4:00 p.m., New York City time, on September 11, 2006 unless the Offer is extended. In order to make an effective withdrawal, you must submit a new Direction Form that may be obtained by calling Fidelity at (800) 354-7123. Upon receipt of a new, complete and signed Direction Form, your previous direction will be deemed cancelled. You may direct the re-tendering of any shares in your CASH Plan account by obtaining an additional Direction Form from Fidelity and repeating the previous instructions for directing a tender as set forth above.

        After the deadline for returning the Direction Form to Fidelity, Fidelity and their affiliates or agents will complete the tabulation of all directions. Fidelity will tender the appropriate number of shares on behalf of the CASH Plan.

        CA will then buy all shares, up to 40,816,327, that were tendered through the Offer. If there is an excess of shares tendered over the exact number desired by CA, shares tendered pursuant to the Offer may be subject to proration, as described in the Offer to Purchase. For any CA shares in the CASH Plan that are tendered and purchased by CA, CA will pay cash to the CASH Plan. INDIVIDUAL PARTICIPANTS IN THE CASH PLAN WILL NOT, HOWEVER, RECEIVE ANY CASH TENDER PROCEEDS DIRECTLY. ALL SUCH PROCEEDS WILL REMAIN IN THE CASH PLAN AND MAY BE WITHDRAWN ONLY IN ACCORDANCE WITH THE TERMS OF THE CASH PLAN. Any shares attributable to your account that are not purchased in the Offer will remain allocated to your individual account under the CASH Plan.

        Because Fidelity owns more than 100 shares, the preferential treatment of holders of fewer than 100 shares ("Odd Lot" as referred to in the Offer to Purchase) will NOT apply to participants in the CASH Plan, regardless of the number of shares held within their individual accounts. Likewise, the conditional tender of shares, as described in the Offer to Purchase, will not apply to participants in the CASH Plan.

Effect of Tender Offer on CASH Plan Accounts

        As of 4:00 p.m., New York City time, on September 8, 2006, withdrawals, loans and distributions involving CA common stock in participant accounts will be unavailable for a period of time. Exchanges out of the CA common stock in a participant's CASH Plan account will be unavailable and all outstanding orders to sell CA common stock (e.g. good til cancelled, limit) will be cancelled as of 4:00 p.m., New York City time, on September 11, 2006. Balances in CA common stock will be utilized to calculate amounts eligible for loans and withdrawals throughout this restriction period. These restrictions will apply to all participants regardless if they elect to tender or not. Please note that these restrictions DO NOT impact your ability to purchase additional CA common stock in your CASH Plan account.

        If you directed Fidelity to NOT tender any of your CA stock invested in your CASH Plan account, you did not return your Direction Form in a timely manner or your tender instructions could not be followed, as of 8:30 p.m., New York City time, on September 14, 2006, it is anticipated that the restrictions described above will be removed and you will again have access to all transactions normally available to CA common stock, subject to the terms of the CASH Plan.

        If you directed Fidelity to tender some or all of the shares in your CASH Plan Account, on or about September 13, 2006, to the extent those directions can be followed as described in Terms of Participant Direction, Fidelity will transfer that number of shares into a separate stock fund (the "Tender Holding Fund") within your individual CASH Plan account. Following this transfer, you will regain access to all exchanges out, loans, withdrawals and distributions for the non-tendered shares in your account. The shares transferred to the Tender Holding Fund will be frozen to all transactions other than those related to the processing of the Offer.

        While participants will not recognize any immediate tax gain or loss as a result of the Offer, the tax treatment of future withdrawals or distributions from the CASH Plan may be adversely impacted by a tender and sale of shares within the CASH Plan. Specifically, under current federal income tax rules, to the extent that you receive from the CASH Plan a future lump sum distribution that includes CA shares that have increased in value while they were held by the CASH Plan, under certain circumstances, you may have the option of deferring payment of taxes on this increase in value until you later sell the shares after they are distributed to you, at which time the gain would be taxed at long-term capital gains rates. Your sale of shares within the CASH Plan prior to their distribution to you (whether pursuant to the Offer or otherwise), eliminates this tax planning opportunity for the shares disposed in the pre-distribution sale. Please also refer to the Summary Plan Description and Prospectus for the CASH Plan that has been provided to you for more information on taxes.

Investment of Proceeds

        Fidelity will invest proceeds received with respect to CA shares in your CASH Plan account in the Fidelity Money Market Trust: Retirement Money Market Portfolio as soon as administratively practicable after receipt of proceeds. For all shares tendered on your behalf that are accepted for purchase by CA, Fidelity will process an exchange from the Tender Holding Fund, at a price equal to the final purchase price determined by the Offer, into the Fidelity Money Market Trust: Retirement Money Market Portfolio. For all shares tendered on your behalf that are NOT accepted for purchase by CA, such shares will be transferred back into your CA stock fund account. At that time, for all shares in your CA stock fund account, you will have access to all transactions normally available to CA common stock subject to the terms of the CASH Plan.

        Fidelity anticipates that processing of participant accounts will be completed five to seven days after receipt of these proceeds. You may call Fidelity at 1-800-354-7123 (or access your account via insert internet) after the reinvestment is complete to learn the effect of the tender on your account or to have the proceeds from the sale of the shares which were invested in the Fidelity Money Market Trust: Retirement Money Market Portfolio invested in other investment options offered under the CASH Plan.

Shares Outside the CASH Plan

        If you hold shares outside the CASH Plan, you will receive, under separate cover, Offer materials to be used to tender those shares. Those Offer materials may not be used to direct Fidelity to tender or not tender the shares attributable to your CASH Plan account. Likewise, the tender of shares in your CASH Plan account will not be effective with respect to shares you hold outside the CASH Plan. The direction to tender or not tender shares attributable to your individual account under the CASH Plan may be made only in accordance with the procedures in this letter. Similarly the enclosed Direction Form may not be used to tender shares held outside of the CASH Plan.

Further Information

        If you require additional information concerning the procedure to tender CA shares in your CASH Plan account, please contact Fidelity at 1-800-354-7123. If you require additional information concerning the terms and conditions of the Offer, please call Innisfree M&A Incorporated at (877) 750-9501 (Toll free in US and Canada) or (412) 232-3651 (Call collect from other countries).

Sincerely,
Fidelity Management Trust Company

DIRECTION FORM
CA, INC. TENDER OFFER

*BEFORE COMPLETING THIS FORM PLEASE READ CAREFULLY
THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS*

        PLEASE NOTE THAT IF YOU DO NOT SEND IN A PROPERLY COMPLETED, SIGNED DIRECTION FORM, OR IF SUCH DIRECTION FORM IS NOT RECEIVED BY 4:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 11, 2006, UNLESS THE TENDER OFFER IS EXTENDED, THE CA SHARES ATTRIBUTABLE TO YOUR CASH PLAN ACCOUNT WILL NOT BE TENDERED IN ACCORDANCE WITH THE TENDER OFFER, UNLESS OTHERWISE REQUIRED BY LAW.

        Fidelity Management Trust Company ("Fidelity") makes no recommendation to any participant in the CA, Inc. Savings Harvest Plan ("CASH Plan") as to whether to tender or not, or at which prices. Your direction to Fidelity will be kept confidential.

        This Direction Form, if properly signed, completed and received by Fidelity's tender offer tabulator in a timely manner, will supersede any previous Direction Form.

Date
Please Print Name
Signature

        As of August 11, 2006, the number of shares attributable to your account in the CASH Plan is shown to the right of your address.

        In connection with the Offer to Purchase made by CA, Inc., dated August 16, 2006, I hereby instruct Fidelity to tender the shares attributable to my CASH Plan account as of September 11, 2006, unless a later deadline is announced, as follows (check only one box and complete).

        (CHECK BOX #1 OR #2)

        ☐ 1. Please refrain from tendering and continue to HOLD all shares attributable to my individual account under the CASH Plan.

        ☐ 2. Please TENDER shares attributable to my individual account under the CASH Plan in the percentage indicated below for each of the prices provided. A blank space before a given price will be taken to mean that no shares attributable to my account are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX #2.

        Percentages of shares to be tendered (the total of all percentages must be less than or equal to 100%. If the total is less than 100%, you will be deemed to have directed Fidelity NOT to tender the remaining percentage.)

% at $22.50	% at $23.75
% at $22.75	% at $24.00
% at $23.00	% at $24.25
% at $23.25	% at $24.50
% at $23.50	% at TBD*

        * By entering a percentage on the % line at TBD, the undersigned is willing to accept the purchase price resulting from the Offer for the percentage of shares elected. This could result in receiving a price per share as low as $22.50 or as high as $24.50 per share.

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  Exhibit (a)(1)(J)
IMPORTANT NOTICE TO CA, INC. SAVINGS HARVEST PLAN ("CASH Plan") PARTICIPANTS CONCERNING CA, INC. TENDER OFFER
DIRECTION FORM CA, INC. TENDER OFFER *BEFORE COMPLETING THIS FORM PLEASE READ CAREFULLY THE ACCOMPANYING OFFER TO PURCHASE AND ALL OTHER ENCLOSED MATERIALS